FOR RELEASE: Feb. 3, 2009, 8 a.m.

Residential Capital LLC Reports Preliminary Fourth Quarter
and Full-Year 2008 Financial Results

•	Net loss of $981 million for fourth quarter.
•	After tax gain of $754 million in fourth quarter from retirement of debt.
•	Adverse mortgage conditions and weak real estate market conditions continue to affect performance.

Residential Capital, LLC (ResCap) today announced its financial results for the fourth quarter and full-year 2008. ResCap reported a net loss of $981 million for the fourth quarter of 2008, compared to a net loss of $921 million in the year-ago period. The decline in performance is attributable to continued adverse market conditions, which drove higher credit-related provisions and funding costs. The net loss was partially offset by a post-tax gain of $754 million in the fourth quarter of 2008 from the retirement of ResCap debt related to the bond exchange executed by GMAC LLC (GMAC) in December.  For the full-year 2008, ResCap reported a net loss of $5.6 billion, compared to a net loss of $4.3 billion for 2007.

The decline in performance is attributable to continued adverse market conditions, which drove higher credit-related provisions and funding costs.  Also, housing market conditions domestically and internationally continue to affect performance.

ResCap’s U.S. residential finance business was negatively affected by lower mortgage production during the quarter, due to tight underwriting and the closing of certain retail and wholesale lending channels, and lower net servicing fees.

The international mortgage business experienced a net loss in the fourth quarter related to suspension of all production with the exception of Canadian insured loans and the continued decline of credit quality and home prices overseas.  The business lending operation experienced continued losses in the fourth quarter due to lower net interest margins related to nonperforming loans and an increase in loan loss reserves as inventories remained high and demand for home purchases remained constrained.

In the fourth quarter, GMAC contributed $1.67 billion of equity to ResCap, which included $690 million of debt forgiveness on the mortgage servicing rights credit line and $976 million (face value with accrued interest) of ResCap bonds that were contributed and subsequently retired.  As a result of these actions, ResCap remained in compliance with its tangible net worth covenant at Dec. 31, 2008.

On Jan. 30, 2009, GMAC acquired 100 percent of ResCap’s non-voting equity interest in IB Finance Holdings, the parent company of GMAC Bank. As a result, all voting and economic interests in IB Finance are now owned directly by GMAC.

As previously disclosed, if ResCap were to need additional support, GMAC would provide that support so long as it was in the best interests of GMAC stakeholders. While there can be no assurances, GMAC’s recently approved status as a regulated bank holding company has increased the importance of its support for ResCap.

About Residential Capital, LLC
Residential Capital, LLC, is an indirect wholly owned subsidiary of GMAC Financial Services. ResCap's businesses cover the U.S. residential finance industry, from origination and servicing of mortgage loans through their sale or securitization in the secondary market. ResCap operates in selected international markets and also provides capital to other originators of mortgage loans and residential real estate developers.

Forward-Looking Statements
In this announcement and comments by GMAC LLC ("GMAC") and Residential Capital, LLC ("ResCap") management, the use of the words "expect," "anticipate," estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K and 10-Q for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; GMAC’s ability to realize the anticipated benefits associated with its recent conversion to a bank holding company, and the increased regulation and restrictions that we will be subject to; uncertainty concerning our ability to access additional federal liquidity programs; recent developments in the residential mortgage and capital markets; disruptions in the markets in which we fund ResCap's operations, with resulting negative impact on our liquidity; the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government- sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

RESCAP Preliminary Unaudited Fourth Quarter 2008 Financial Highlights

($ in millions)

	Note	Fourth Quarter		Full Year
ResCap Operations		2008	2007	2008	2007

Net Income (loss)		$(981)	$(921)	$(5,611)	$(4,346)

Gain (loss) on sale of mortgage loans, net
Domestic		$14	$358	$(199)	$7
International		(70)	(59)	(1,805)	(339)
Total Gain (loss) on sale of mortgage loans		$(56)	$299	$(2,004)	$(332)

Portfolio Statistics
Mortgage loan production
Prime conforming		$5,169	$12,951	$39,559	$47,376
Prime non-conforming		45	715	1,884	28,513
Government		2,950	1,194	12,822	3,605
Nonprime		-	68	3	4,314
Prime second-lien		1	578	873	10,097
Total Domestic		8,165	15,505	55,141	93,905

International		371	5,322	4,238	28,580
Total Mortgage production		$8,536	$20,827	$59,379	$122,485

Mortgage loan servicing rights at end of period		$2,848	$4,703

Loan servicing at end of period
Domestic		$365,033	$410,218
International		28,755	43,091
Total Loan servicing		$393,788	$453,310

Asset Quality Statistics - ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$515	$652	$1,673	$2,088
Lending receivables		302	179	559	493
Total Provision for credit losses		$817	$831	$2,232	$2,581

Allowance by product at end of period
Mortgage loans held for investment		$1,142	$832
Lending receivables		602	485
Total Allowance by product		$1,744	$1,318

Allowance as a % of related receivables at end of period
Mortgage loans held for investment		4.41%	1.97%
Lending receivables		9.12%	5.46%
Total Allowance as a % of related receivables		5.37%	2.58%

Nonaccrual loans at end of period		$7,100	$5,977
Nonaccrual loans as a % of related receivables at end of period		21.85%	11.71%

Total nonperforming assets		$7,913	$7,125